Exhibit 99.1

CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5196

Stephanie Prince
FD Morgen-Walke
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD

THIRD QUARTER RESULTS

*$0.17 Cash Earnings per Share

 *Raises Full Year Guidance for 2002

*2003 Guidance Consistent with Long Term Growth Goals

Dallas, TX, October 16, 2002 — Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its third quarter ended September 30, 2002.

Total third quarter revenue increased over 8 percent to $218.7 million compared to $201.7 million for the third quarter of 2001. EBITDA for the third quarter of 2002 increased 16 percent to $39.5 million compared to $34.1 million for the third quarter of 2001. Operating EBITDA also increased 16 percent to $45.4 million.  Cash earnings increased 55 percent to $13.2 million, or $0.17 per share, compared to $8.5 million, or $0.11, for the third quarter of 2001.

“This was a tremendous quarter by all measures. During the quarter, we announced contract extensions or new contract signings with Crate and Barrel, Bank of Montreal, Duke Energy and each of Limited Brands’ divisions,” stated Mike Parks, chairman and chief executive officer. “We continue to be strongly on track for another year of record performance. Through three quarters, revenue, EBITDA and cash earnings are up 12 percent, 15 percent and 28 percent, respectively, compared to the same period in 2001. For 2003, we expect another year of growth consistent with our long-term goals.”

Segment Review

Transaction Services revenue, accounting for approximately half of the Company’s total revenue, increased 2 percent, to $133.9 million. EBITDA increased 12 percent to $22.0 million. Margins expanded 150 basis points reflecting the previously announced selective pruning of low margin customers in the segment’s Merchant Services group. This pruning was undertaken to increase the profitability of this segment and did not impact cash flow growth. Both Utility Services and Issuer Services, two of Alliance’s growth engines, again recorded double digit gains in revenue and earnings.

Credit Services revenue, approximately one-quarter of the Company’s total revenue, increased 20 percent to $84.8 million. EBITDA increased 24 percent to $8.7 million. Total private label credit sales increased 23 percent, driving fee income and portfolio growth. This growing momentum and strong performance reflect the rollout and ramp-up of new customer programs begun over the past 18 months, as well as solid growth in the rest of the client base. These trends are expected to continue as Alliance Data ramps up its newest customers. The Company also continues to experience positive trends in two key operating expense categories. Credit losses continued the improvement seen last quarter, and funding costs continued to benefit from the refinancing of fixed rate term debt at lower rates.

Marketing Services revenue increased 15 percent to $61.5 million. EBITDA increased 17 percent to $8.8 million. AIR MILES® Reward Miles issued and redeemed continued to register strong growth during the quarter as a result of the increasing number of new program members, new sponsors and deeper relationships with existing sponsors.

Outlook

Based on the visibility and momentum in the Company’s three business segments, Alliance Data is raising its guidance for the full year of 2002. The Company now anticipates revenue approaching $870 million, EBITDA approaching $148 million, and cash earnings per share of $0.62.

Looking ahead into 2003, Alliance Data projects results consistent with its oft-stated long-term growth goals of approximately 12 percent revenue growth, 15 percent EBITDA growth and high teens percentage growth in cash earnings per share each year. For 2003, this equates to revenue of approximately $970 million, EBITDA of approximately $170 million, and cash earnings per share of $0.73.

Conference Call

Alliance Data Systems will host a conference call on October 16, 2002 at 5 p.m. (Eastern) to discuss the Company’s third quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. The webcast will be available until November 16, 2002.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 6,500 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

-tables to follow-

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,
	2002	2001	Change

Revenues	$218.7	$201.7	8%

Operating EBITDA (1)	$45.4	$39.0	16%

EBITDA	$39.5	$34.1	16%

Cash Earnings	$13.2	$8.5	55%

Weighted average shares outstanding — diluted	76.4	75.0	2%

Cash Earnings per share	$0.17	$0.11	55%

	As of September 30,	As of December 31,
	2002	2001

Cash and cash equivalents	$80.5	$117.5
Redemption settlement assets	156.9	150.3
Intangibles assets and goodwill, net	518.2	492.0
Total assets	1,494.7	1,477.2

Deferred Revenue	349.8	329.5
Debt	290.9	310.4
Total liabilities	965.1	971.5
Stockholders’ equity	529.6	505.7

________________

(1)          Operating EBITDA is used as an indicator of cash flow from operations as it takes into account cash that has been received, but for which earnings have not yet been recognized.  The definition of Operating EBITDA is consistent with the financial covenants contained in the Company’s major financing arrangements.

ALLIANCE DATA SYSTEMS CORPORATION

KEY INDICATORS AND SUMMARY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,
	2002	2001	Change

Segment Revenue:
Transaction Services	$133.9	$131.6	2%
Credit Services	84.8	70.6	20%
Marketing Services	61.5	53.4	15%
Intersegment	(61.5)	(53.9)	14%
	$218.7	$201.7	8%

Segment EBITDA:
Transaction Services	$22.0	$19.6	12%
Credit Services	8.7	7.0	24%
Marketing Services	8.8	7.5	17%
	$39.5	$34.1	16%

Key Indicators:
Core transactions processed (1)	445.9	384.0	16%
Statements generated	34.0	33.4	2%
Average core portfolio	$2,270.3	$2,061.5	10%
Private label credit sales	$1,180.8	$963.5	23%
AIR MILES reward miles issued	584.7	535.1	9%
AIR MILES reward miles redeemed	304.7	258.0	18%

(1) Total transactions processed for the three months ended September 30, 2001 were 715.5 million. Core transactions reflect the previously announced pruning  of low margin customers in 2002. This pruning was undertaken to increase the profitability of this segment and did not impact cash flow growth.

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited, In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001
Total revenue	$218.7	$201.7	$634.6	$566.5

Total operating expenses	195.8	186.1	578.7	528.0

Operating income	22.9	15.6	55.9	38.5

Financing costs (includes non-cash fair value loss on swap of $2.7 million and $7.3 million for the three months ended September 30, 2002 and 2001, respectively, and $3.5 million and $11.5 million for the nine months ended September 30, 2002 and 2001, respectively)	10.1	14.9	26.7	38.9
Income (loss) before income taxes and extraordinary item	12.8	0.7	29.2	(0.4)
Income tax expense	5.0	5.0	13.1	6.5
Extraordinary item, net of tax	—	—	0.5	0.6
Net income (loss)	$7.8	$(4.3)	$15.6	$(7.5)
Net income (loss) per share - diluted	$0.10	$(0.06)	$0.20	$(0.19)

EBITDA before non-cash compensation:
Operating income	$22.9	$15.6	$55.9	$38.5
Non-cash compensation expense	—	—	2.9	1.7
Depreciation and other amortization	11.1	8.0	30.3	21.3
Amortization of purchased intangibles	5.5	10.5	18.9	32.4
EBITDA before non-cash compensation	$39.5	$34.1	$108.0	$93.9

Cash Earnings:
Income (loss) before income taxes and extraordinary item	$12.8	$0.7	$29.2	$(0.4)
Add back non-cash non-operating items:
Amortization of purchased intangibles	5.5	10.5	18.9	32.4
Non-cash compensation expense	—	—	2.9	1.7
Non-cash mark to market swap adjustment	2.7	7.3	3.5	11.5
Cash earnings before income taxes	21.0	18.5	54.5	45.2
Income taxes	(7.8)	(10.0)	(20.6)	(18.8)
Cash earnings	$13.2	$8.5	$33.9	$26.4

Weighted average shares - Diluted	76.4	75.0	76.6	65.4

Cash earnings per share	$0.17	$0.11	$0.44	$0.40

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